THE OTC SELECT-100 FUND, INC.

                             ARTICLES SUPPLEMENTARY

     The OTC Select-100 Fund, Inc., a Maryland corporation having its principal office in Maryland at Baltimore, Maryland
(hereinafter called the "Corporation"), hereby certifies to the
State Department of Assessments and Taxation of Maryland that:

     FIRST:  The Board of Directors of the Corporation has
increased by Thirty Million (30,000,000) shares the number of outstanding shares of Common Stock that the Corporation is
authorized to issue.

     SECOND:  Immediately prior to the increase in authorized
capital stock, the Corporation had authority to issue Fifteen
Million (15,000,000) shares of Common Stock, par value $.10 per share, such shares having an aggregate par value of $1,500,000.
Pursuant to the increase in authorized capital stock, the
Corporation has authority to issue Forty-Five Million
(45,000,000) shares of Common Stock, par value $.10 per share, such shares having an aggregate value of $4,500,000.

     THIRD:  The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940, as amended.

     FOURTH:  The total number of shares of capital stock that
the Corporation has authority to issue has been increased by the
Board of Directors of the Corporation in accordance with Section
2-105(c) of the Maryland General Corporation Law.

     FIFTH:  The Board of Directors of the Corporation has
reclassified the authorized shares of the Common Stock of the
Corporation, par value $.10 per share, as Fifteen Million (15,
000,000) shares of Growth Fund Common Stock, such shares having an aggregate par value of $1,500,000, Fifteen Million
(15,000,000) shares of Total Return Fund Common Stock, such
shares having an aggregate par value of $1,500,000 and Fifteen
Million (15,000,000) share of Aggressive Growth Fund Common
Stock, such shares having an aggregate par value of $1,500,000.

     SIXTH:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends,
qualifications, and terms and conditions of redemption
(collectively, the "Rights") for each class of the Corporation's
Common Stock are as set forth in the Corporation's Articles of
Incorporation, and these Articles Supplementary do not change any of the Rights.

     SEVENTH:  The shares aforesaid have been duly reclassified by the Board of Directors pursuant to authority and power
contained in the Articles of Incorporation of the Corporation.

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     IN WITNESS WHEREOF, The OTC Select-100 Fund, Inc. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles
Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of the
Articles are true in all material respects and that this
statement is made under the penalties of perjury.

                                  THE OTC SELECT-100 FUND, INC.

                                  /s/ Michael B. Orkin
                                  Michael B. Orkin, President

ATTEST:

/s/ Judith Corn Mahorner
Judith C. Mahorner, Secretary